Exhibit 10.3.2

BROADWAY FINANCIAL CORPORATION
5055 Wilshire Boulevard, Suite 500
Los Angeles, CA 90036

October 16, 2014

National Community Investment Fund
135 South LaSalle, Suite 2040
Chicago, IL 60603

Re:                             Investor Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your acquisition of capital stock of Broadway Financial Corporation, a Delaware corporation (the “Company”), the parent company of Broadway Federal Bank, F.S.B. (the “Bank”) pursuant to the following named agreements, National Community Investment Fund, a trust (the “Investor” or “NCIF”), shall be entitled to the following contractual rights, in addition to any other rights specifically provided to the Investor pursuant to that certain Subscription Agreement, dated as of the date hereof, by and between the Company and the Investor, including any amendments or supplements thereto, and such other agreements, instruments and certificates delivered in connection therewith (collectively, the “Subscription Documents”):

1.                                      Reaffirmation of Rights to Designate Board Member or Board Observer.  The Company and the Investor have heretofore entered into that certain letter agreement, dated as of August 22, 2013 (the “Investor Rights Agreement”) providing certain rights to the Investor in connection with Investor’s exchange of preferred stock and senior debt of the Company pursuant to the Transaction Documents referred to in the Investor Rights Agreement.  Such rights included rights to propose a nominee for election as a director of the Company (the “Director Right”) or to designate a board observer to attend meetings of the Company’s board of directors (the “Board Observer Right”), each as more particularly set forth in paragraph 1 and paragraph 2, respectively, of the Investor Rights Agreement.  The Company hereby confirms that (i) the Investor will continue to have the Director Right and the Board Observer Right upon consummation of the Investor’s purchase of common stock of the Company pursuant to the Subscription Documents, and (ii) the shares of common stock so purchased will be eligible, to the extent such shares continue to be beneficially owned by the Investor (or its Affiliates, as that term is defined in the Investor Rights Agreement), to be included for purposes of determining whether the Investor (together with its Affiliates) beneficially owns at least 4% of the total capital stock of the Company as required by paragraph 1 and paragraph 2 of the Investor Rights Agreement to retain the Director Right and the Board Observer Right.

2.                                      Capital Structure.

(a)                                 Exchange Rights.  The Investor shall have the right, but not the obligation, from time to time, including in connection with original issue of common stock to the Investor, in its sole discretion, to exchange any voting common stock held by the Investor for shares of the non-voting common stock currently authorized by the certificate of incorporation of the Company (“Non-Voting Common Stock”) in order to reduce its ownership of voting common stock of the Company to as low as 4.9% of the voting common stock of the Company on a fully-diluted basis.  Any such exchange shall be effected by way of an Exchange Agreement in form and substance substantially as set forth on Exhibit A hereto.  Any Non-Voting Common Stock of the Company held by the Investor shall, upon its transfer to any person other than the Investor, or one of its Affiliates, immediately and without any further action on the part of any person, automatically convert into voting common stock of the Company, as provided for in the provisions of the Company’s certificate of incorporation relating to the Non-Voting Common Stock, subject to compliance with the applicable requirements of the Regulators (as that term is defined in the Investor Rights Agreement).  Any shares of Non-Voting Common Stock received by the Investor or any Affiliate of the Investor pursuant to this paragraph shall not be convertible by the Investor into shares of voting common stock or any other voting security of the Company, and any such shares shall be subject to the restrictions set forth in the provisions of the Company’s certificate of incorporation relating to the Non-Voting Common Stock, including restrictions on transfer contained therein that are intended to cause such shares to qualify as non-voting shares under the applicable requirements and policies of the Regulators.

(b)                                 Preemptive Rights.  If, following the consummation of the transactions contemplated by the Subscription Documents, the Company authorizes the issuance or sale of any securities comparable or identical to the securities issued in this offering pursuant to the Subscription Documents, but only during such period as the Investor (together with its Affiliates) beneficially owns at least 4% of the total capital stock of the Company, the Investor shall be entitled, in its sole discretion, to (i) purchase shares of common stock, Non-Voting Common Stock or any combination thereof, such that the Investor would maintain its percentage ownership interest in the Company’s capital stock on a fully-diluted basis; or (ii) exchange any Non-Voting Common Stock held by the Investor for voting common stock, such that the Investor would maintain its percentage ownership interest in the Company’s voting common stock on a fully-diluted basis subject, in each case, to compliance with the applicable requirements of the Regulators.  With respect to each of (i) and (ii) above (the “Preemptive Rights”), the Company shall give written notice of such proposed issuance or sale (including the terms and conditions thereof) to the Investor at least thirty (30) days prior to the anticipated issuance or sale date and the Investor shall have twenty (20) days from the receipt thereof to provide the Company with notice of the exercise of its Preemptive Rights with respect to such issuance or sale.  The Preemptive Rights described herein shall not apply to the issuance of securities of the Company (A) to employees or directors of, or consultants or advisors to, the Company or the Bank pursuant to a plan, agreement or arrangement approved by the Board, (B) in connection with the acquisition of another company by the Company by way of merger or other reorganization or the acquisition of all or substantially all of the assets or capital stock of such company, provided that such issuances are approved by the Board, or (C) in a transaction approved by the Board that results in a “Change of Control.”  For purposes of this letter agreement the term “Change of Control” means the acquisition by any person (including a group of related persons within the meaning of Rule 13d-2 of the Securities Exchange Act of 1934, as amended) of (x) more than fifty percent (50%) of the outstanding capital stock of the Company; (y) all or substantially all of the assets of the Company (including without limitation the sale of more than two-thirds (2/3) of the capital stock held by the Company in the Bank); or (z) a merger of the Company with or into any person, or of any person with or into the Company, immediately after which the shareholders of the Company (as measured immediately prior to completion of the transaction) own less than a majority of the combined capital stock or membership interests of the surviving entity.  In the case of a Change of Control, the Investor’s Non-Voting Common Stock shall be exchanged or purchased in the same manner as the voting common stock of the Company; provided, however, that in all cases, the aggregate ownership percentage of the Investor and its Affiliates in the issued and outstanding voting securities of the Company shall not exceed 9.9%.  For the avoidance of doubt, the Investor may purchase additional shares of Non-Voting Common Stock if the purchase of additional shares of voting common stock would increase its ownership of voting common stock to more than 4.9% of the Company’s outstanding voting common stock.  For the purpose of any such calculations of the percentage of voting securities owned by the Investor and its Affiliates, the Investor shall include (i) any voting securities previously sold or transferred by the Investor and its Affiliates, and (ii) any voting securities that were converted to Non-Voting Common Stock pursuant to paragraph 3(a) above as if such non-voting preferred stock were still voting securities.  In addition, the total equity ownership of the Company by the Investor and its Affiliates shall not exceed 9.9% of the Company’s issued and outstanding stock.

(c)                                  For the avoidance of doubt, the rights granted to Investor in this paragraph 2 reaffirm, and are not in addition to, the rights granted to the Investor by paragraph 3 of the Investor Rights Agreement.

3.                                      Registration Rights.  The Company shall provide a “shelf registration” for use by the Investor in the offer and sale of shares acquired by the Investor pursuant to the Subscription Documents, the registration statement for which shall be filed with the SEC by not later than the Filing Deadline (as defined in the Registration Rights Agreement referred to below).  In addition, the Investor shall be entitled to exercise “piggyback” registration rights to participate in the registration of shares pursuant to all registration statements proposed to be filed by the Company (except for the registration of securities (a) to be offered pursuant to an employee benefit plan on Form S-8 or pursuant to a registration made on Form S-4 or any successor forms then in effect or (b) in a transaction relating solely to the sale of debt or convertible debt instruments).  The rights and obligations of the Investor and the Company in respect of the registration rights provided hereby shall be set forth in a Registration Rights Agreement in form and substance substantially as set forth on Exhibit B hereto.

4.                                      Regulatory Approval.  The Company and the Investor shall cooperate to obtain the appropriate approvals from the Regulators in accordance with this letter agreement and the Subscription Documents.  If necessary, the Investor shall agree to certain passivity commitments imposed by the Regulators, provided, that the terms and conditions of such commitments are customary and are not deemed by the Investor (in its sole discretion) to be unreasonable and provided, further, that the Investor shall not be required to agree to any restrictions, conditions or commitments imposed or otherwise required by any Regulator that are determined by the Investor (in its sole discretion) to be unduly burdensome.

5.                                      Community Development Matters.

Throughout the period that NCIF beneficially owns at least 4% of the total capital stock of the Company:

(a)                                 The Bank will remain a Community Development Banking Institution (a “CDBI”).  A CDBI is defined for this purpose as a financial institution that meets the following five conditions:

(i)                                     It has a primary mission of promoting community development;

(ii)                                  It serves either an investment area which meets objective criteria of economic distress and which has significant unmet needs for loans or equity investments, or a targeted population of low-income persons or of individuals who otherwise lack adequate access to loans or equity investments;

(iii)                               It provides development services in conjunction with equity investments or loans, directly or through subsidiaries or affiliates;

(iv)                              It maintains, through representation on its governing board or otherwise, accountability to its residents of its investment areas or targeted populations; and,

(v)                                 It is not an agency or instrumentality of the United States or of any State or political subdivision of a State.

(b)                                 Impact Reporting.  The Company or the Bank will submit development impact data, including, but not limited to, loans originated, purchased or sold by type and census tracts and other financial products and services focused on low and moderate income communities.  Impact reporting formats may be as provided by NCIF from time to time, with reporting to be done within 120 days after each fiscal year end.

(c)                                  Quarterly Reporting.  The Company or the Bank will provide all information reasonably required by NCIF to meet its quarterly reporting requirements under the American Recovery and Reinvestment Act of 2009, including but not limited to, reporting on the following:

(i)                                     Nature of projects financed or to be financed; and

(ii)                                  Permanent and part time jobs created and retained at Broadway and by the borrowers funded by the Bank.

(d)                                 The NCIF Network.  Throughout NCIF’s ownership of Common Stock, the Bank will be an active member of The NCIF Network, participating in the Annual Conference, and various other initiatives designed to strengthen the CDBI Banking community.  The Bank commits to paying $2,500 per year to NCIF for this participation.

(e)                                  Ongoing Engagement.  Throughout NCIF’s ownership of Common Stock contemplated herein, the Company will make itself available to NCIF for quarterly update discussions on both financial and social performance.  Upon request, this discussion may include any and all members of senior management of the Company, as well as the Chairman of the Board and/or Lead Independent Board Director of the Company.

(f)                                   Termination of Obligations.  In the event that NCIF ceases to own at least 4% of the total capital stock of the Company, the obligations of the Company pursuant to this Section 5 and the obligations of the Company pursuant to Section 9 of the Investor Rights Agreement shall thereupon terminate and shall not thereafter be reinstated without the agreement of the Company.

6.                                      Miscellaneous.  The validity, construction and interpretation of this letter agreement and the rights and duties of the parties hereunder shall be governed by and construed in accordance with laws of the State of New York without regard to its conflicts of laws provisions.  This letter agreement (together with the Subscription Documents) constitutes the entire agreement among the parties hereto, and supersedes any and all prior representations, agreements and understandings, whether written or oral, with respect to the subject matter hereof.  This letter agreement shall not be modified, amended or waived, in whole or in part, except by written agreement of both parties.  The provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.  Each of the parties hereto shall, at the request of the other party, execute, deliver and acknowledge without any consideration, such additional documents, instruments or certificates or do or cause to be done such other things as are reasonably necessary or desirable to make effective the agreements and transactions contemplated by this letter agreement.  This letter agreement may be executed and delivered (including by facsimile or electronic transmission) in multiple counterparts, each of which shall constitute an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

Very truly yours,

BROADWAY FINANCIAL CORPORATION

		By:	/s/ Wayne-Kent A. Bradshaw
Name: Wayne-Kent A. Bradshaw
Title: President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

NATIONAL COMMUNITY INVESTMENT FUND

By:	/s/ Saurabh Narain
Name: Saurabh Narain
Title: Chief Executive

[Signature Page to Investor Rights Letter Agreement]

Exhibit A

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made as of [                      ], 20[_] by and between Broadway Financial Corporation (the “Company”), a Delaware corporation and parent company of Broadway Federal Bank, f.s.b., and [                                              ]  (“Investor”).

W I T N E S S E T H

WHEREAS, Investor owns, or has a contractual right to purchase, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, pursuant to the terms of that certain letter agreement (the “Investor Rights Agreement”) dated October 16, 2014 between the Company and Investor, Investor and its successors and assigns (collectively hereinafter referred to as “Investor”) have the right to exchange any voting common stock held by them for Non-Voting Stock (as defined in the Investor Rights Agreement), in order to effect a reduction of its or their ownership of voting securities to 4.9% of the voting securities of the Company, as determined on a fully-diluted basis; and

WHEREAS, Investor wishes to exercise its right pursuant to the Letter Agreement to exchange [                    ] shares of the Company’s Common Stock (the “Exchanged Shares”) for an equal number of shares of Non-Voting Stock (the “Replacement Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1
 EXCHANGE TRANSACTION

1.1                               Exchange.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Investor shall deliver to the Company the Exchanged Shares, and, in exchange therefor, the Company shall issue and deliver to Investor the Replacement Shares delivered in book entry form, registered in Investor’s name and address.

ARTICLE 2
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Investor as follows:

2.1                               Organization; Qualification. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Company has all requisite corporate power to execute and deliver this Agreement, to issue and exchange the Replacement Shares for the Exchanged Shares and otherwise to carry out the provisions of this Agreement.

A-1

2.2                               Authorization; Valid and Binding Obligation. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and the authorization and exchange of the Replacement Shares for the Exchanged Shares pursuant hereto has been taken.  The Replacement Shares, when issued, sold and delivered against receipt of the Exchanged Shares in accordance with the provisions of this Agreement, shall be duly and validly issued, fully paid and non-assessable. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

2.3                               Capitalization.  The Company has disclosed to Investor in writing the capitalization of the Company that will be in effect immediately after the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company as follows:

3.1                               Authorization; Valid and Binding Obligation.  Investor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. [Investor acquired such power and authority by appropriate permitted assignment from [                          ]](1)  This Agreement constitutes the valid and binding obligation of Investor, enforceable against it in accordance with its terms, assuming the due authorization, execution and delivery hereof by the Company.

3.2                               Title to Shares.  Investor has valid title to the Exchanged Shares, free and clear of all liens, restrictions, proxies, voting trusts, voting agreements, encumbrances and claims of any kind.  At the Closing, the Company shall acquire valid title to and beneficial and record ownership of the Exchanged Shares being transferred by Investor pursuant to this Agreement.

ARTICLE 4

CLOSING

4.1                               Closing.  The Closing of the transactions contemplated by this Agreement (“Closing”) shall take place simultaneously with the execution of this Agreement either by mail, virtually through the Internet, or at the offices of Arnold & Porter LLP, 777 South Figueroa Street, 44th Floor, Los Angeles, California, or at such other time and place as may be mutually agreed upon by the parties hereto.

4.2                               Deliveries at the Closing.

(a)                       By Investor.  At the Closing, Investor shall deliver or cause to be delivered to the Company or, if applicable, the transfer agent for the Replacement Shares, the Exchanged Shares owned by Investor free and clear of all liens, encumbrances, pledges and claims of any kind, accompanied by instruments of transfer sufficient to transfer such stock to the Company.

(1)  Include if applicable, stating name of original Investor and subsequent assignees.

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(b)                       By the Company.  At the Closing, the Company shall deliver the Replacement Shares to Investor.

ARTICLE 5

MISCELLANEOUS

5.1                               Survival of Representations, Warranties and Covenants.  The representations, warranties, agreements and covenants made by each party in this Agreement shall survive execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation, audit or review made at any time by any party to this Agreement and notwithstanding the delivery of any documents, exhibits, schedules or certificates pursuant to this Agreement.

5.2                               Further Assurances.  Each party will at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary to carry out the provisions and intent of this Agreement.

5.3                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earliest of: (i) personal delivery to the party to be notified; (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to each party as follows:

If to the Company:

Broadway Financial Corporation

5055 Wilshire Boulevard, Suite 500

Los Angeles, CA 90036

Attention: Wayne-Kent A. Bradshaw, President and CEO

with a copy to:

Arnold & Porter LLP

777 South Figueroa Street, 44th Floor

Los Angeles, CA 90017

Attention: James R. Walther, Esq.

If to Investor:

with a copy to:

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5.4                               Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between or among the parties with respect to such subject matter.

5.5                               Expenses.  The parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated by this Agreement.

5.6                               Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by each of the parties. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

5.7                               Binding Effect; Assignment.  Except as otherwise provided herein, the rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any of the parties without the prior written consent of the other parties. Any assignment in violation of this Section 5.7 shall be void and of no force or effect.

5.8                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF signatures shall be deemed originals for all purposes.

5.9                               Headings.  The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

5.10                        Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties, intending to be legally bound, have executed this Agreement or have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BROADWAY FINANCIAL CORPORATION

By:
Name:
Title:

[INVESTOR]

By:
Name:

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Exhibit B

Form of Registration Rights Agreement

[Filed as separate exhibit]

B-1